Draft 3 - Confidential
FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Announces Net Orders Growth Estimates for the
First Quarter of Fiscal Year 2009

Company to announce full results for its fiscal first quarter on Jan. 29

PALO ALTO, Calif., Jan. 12, 2009 – Varian Medical Systems (NYSE:VAR) today announced that it estimates the company will report net orders growth in the first quarter of fiscal year 2009 in the range of 12 to 13 percent above the year-ago period with gains in all of its major businesses.

Speaking to the financial community at the JP Morgan Healthcare Conference in San Francisco, Tim Guertin, president and CEO of Varian Medical Systems, said that compared to the year-ago quarter, net orders growth will approach 10 to 11 percent in the company’s Oncology Systems business, with a 15 to 16 percent increase in the international market and a 6 to 7 percent gain in North America.  Compared to the year-ago period, net orders growth is estimated to be about 21 percent in Varian’s X-Ray Products business and about 15 percent in its Security and Inspection Products business.

“While there is unprecedented volatility and uncertainty in this economic climate, the solid net orders growth in the first quarter gives us cautious optimism about the prospects for our businesses in 2009,” said Guertin.

Investor Conference Call

Varian Medical Systems is scheduled to announce its results for the first quarter of fiscal year 2009 as well as its outlook for the full fiscal year 2009 on Thursday, January 29, 2009 when it will issue a press release at the close of the market and hold a conference call at 2 p.m.  The call can be accessed via the company’s web site at www.varian.com/investor where a replay will be archived for a year.  To access the call via telephone, dial 1-866-271-0675 from inside the U.S. or 1-617-213-8892 from outside the U.S. and enter confirmation code 46529406.  The replay can be accessed by dialing 1-888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 54317886.  The telephone replay will be available through 5 p.m. PT, January 30, 2009.
-- more --

Varian Medical Systems Announces Net Orders Growth Expectations for the First Quarter of Fiscal Year 2009	Page 2

Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 4,800 people who are located at manufacturing sites in North America, Europe, and China and approximately 60 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those expressing the company's belief regarding fiscal year 2009 and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the effect of economic conditions (particularly the highly volatile and uncertain economic environment), currency exchange rates, and tax rates; credit availability for capital expenditures for cancer care; demand for the company’s products; the company’s ability to develop and commercialize new products; the company’s ability to meet demand for manufacturing capacity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by sole purchasers of certain X-ray tubes; the company’s ability to maintain or increase operating margins; the impact of competitive products and pricing; the effect of changes in accounting principles; the company’s ability to meet Food and Drug Administration and other regulatory requirements for product clearances or to comply with Food and Drug Administration and other regulatory regulations or procedures; the ability to make strategic acquisitions and to successfully integrate the acquired operations into the company’s business; the possibility that litigation, including but not limited to litigation matters involving material product liability claims, could harm future revenues or require the company to pay uninsured claims; the effect of environmental claims and expenses; the company’s ability to protect the company’s intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels; the potential loss of key distributors or key personnel; consolidation in the X-ray tubes market; the risk of operations interruptions due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.